Exhibit 5.5

[K&L Gates LLP Letterhead]

April 11, 2011

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Re:	Kmart of Washington LLC –
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Washington counsel to Kmart of Washington LLC, a Washington limited liability company (the “Specified Entity”) in connection with the guaranty by the Specified Entity of the Notes (as defined below). The Specified Entity is one of several guarantors (such guarantors, including the Specified Entity, are hereinafter collectively referred to as the “Subsidiary Guarantors”) described in the registration statement on Form S-3, as amended (the “Registration Statement”), relating to the proposed resale from time to time by the securityholder named in the Registration Statement, of up to $250,000,000 aggregate principal amount of the outstanding 6 5/8% senior secured notes due 2018 (the “Notes”) of Sears Holdings Corporation, a Delaware corporation (“Parent”), and the related guarantees of the Subsidiary Guarantors pursuant to the Indenture (as defined below), in each case registered under the Securities Act. We understand that the Notes were originally issued under the Indenture, dated as of October 12, 2010, by and among Parent, the Subsidiary Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral agent (the “Trustee”) (as supplemented by the First Supplemental Indenture, dated April 5, 2011 (the “Supplemental Indenture”), by and among Parent, the Subsidiary Guarantors, Private Brands, Ltd., and the Trustee, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus. Law. 831 (1998) (the “ABA Report”), and Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 592 (1998). This opinion letter is being delivered with the consent of the Specified Entity.

In connection with rendering the opinions referred to below, we have examined copies of the following documents:

1.	executed copy of the Indenture;

2.	executed copy of the Supplemental Indenture; and

Sears Holdings Corporation

April 11, 2011

3.	executed copy of the Notation of Guaranty with respect to the Notes.

The documents described above in numbered paragraphs 1 through 3 inclusive above are referred to herein collectively as the “Transaction Documents.”

We have also examined the Specified Entity’s Articles of Incorporation and By-laws (collectively, the “Organizational Documents”).

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also examined and relied on a certificate of an officer of the Specified Entity (the “Fact Certificate”). A copy of the Fact Certificate is attached to this opinion letter.

For the purposes of this opinion letter we have assumed that:

(a)	each document submitted to us is accurate and complete, each such document that is an original is authentic, all signatures on each such document are genuine, each individual executing any such document has the legal competence to do so, and each such document that is a copy or facsimile conforms to an authentic original;

(b)	each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of this opinion letter, and all official public records (including their proper indexing and filing) are accurate and complete; and

(c)	no changes in the facts certified in the Fact Certificate have occurred or will occur after the date of the Fact Certificate.

We have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the law of the State of Washington. We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, antitrust, pension, employee benefit, environmental, insurance, labor, health and safety, commodities and securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1. The Specified Entity is a limited liability company duly organized and existing under the laws of the State of Washington.

Sears Holdings Corporation

April 11, 2011

2. The Specified Entity has the limited liability company power to guarantee the Notes pursuant to the terms of the Indenture and to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder.

3. The Specified Entity has, by all necessary limited liability company action, duly authorized the guarantee of the Notes pursuant to the terms of the Indenture and the execution, delivery and performance of the Transaction Documents to which it is a party.

4. The Specified Entity has executed and delivered the Transaction Documents to which it is a party.

We are furnishing this opinion letter solely in connection with the Registration Statement. The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein. Additionally, we hereby consent to the filing of copies of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”, but in giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

Attachment: Fact Certificate